EXHIBIT 10.6

EMPLOYMENT AGREEMENT

          This AGREEMENT (the “Agreement”) dated as of the 29th day of November 2004 is executed by and between CoStar Realty Information, Inc, a Delaware corporation (for purposes of this Agreement other than Section 9 hereof, the “Company”), and Christopher Tully (the “Employee”). The effective date of Employee’s employment with the Company shall be December 1, 2004 or such other date as mutually agreed to by the Company and the Employee (the “Effective Date”).

     The Company desires to employ the Employee to devote his full time and best efforts to the business of the Company, and the Employee desires to be so employed on the terms and conditions outlined below.

     The parties agree as follows:

     1. Employment. The Company agrees to employ Employee at the Company’s offices in the Greater Washington, D.C. metropolitan area and Employee agrees to be so employed, in the capacity of Senior Vice President of Sales and Customer Service. Employee shall perform such functions and undertake such responsibilities as are assigned from time to time by the Chief Executive Officer of the Company or his delegate (the “Supervisor”).

     2. Term. The term of Employee’s employment under this Agreement shall commence on the Effective Date and shall continue for the initial term of one (1) year (the “Initial Term”), and for automatic and successive renewal terms of one (1) year each (each, a “Renewal Term” and collectively, the “Renewal Terms”), unless either the Company or Employee elects not to extend the term beyond the Initial Term or any Renewal Term (herein, the Initial Term or a Renewal Term is sometimes referred to as the “Current Term”) and gives to the other party hereto written notice of termination at least three (3) months prior to the end of the Initial Term or the Renewal Term.

     3. Full time and efforts. Employee shall diligently and conscientiously devote substantially his full time and exclusive attention and best efforts to the Company and his duties under this Agreement.

     4. Compensation.

          (a) Commencing as of the Effective Date of this Agreement, the Company shall pay Employee base compensation for his services in the amount of $225,000 per year (the “Base Compensation”). Base Compensation shall be payable in biweekly or such other installments as shall be consistent with the Company’s payroll procedures for its employees.

          (b) In addition, Employee shall be eligible to earn an annual bonus (the “Annual Bonus”) of up to 35% of Base Compensation for such year as determined by the Supervisor and the Compensation Committee of the Board of Directors based on the accomplishment of the Employee’s goals as determined by the Supervisor. The Annual Bonus will be based on Base Compensation during each calendar year. With respect to the calendar year ending December 31, 2004, Employee’s bonus potential shall be calculated pro rata for the period from the Effective Date through December

31, 2004. Employee must be employed on the last day of the calendar year in which the Annual Bonus is earned in order to receive any of the Annual Bonus.

          (c) In addition, Employee and the Company agree that Employee shall be entitled to receive monthly sales commissions from the Company as more fully described on Exhibit A attached hereto.

          (d) In addition, on the Effective Date, Employee will be awarded 65,000 stock options (the “Options”) in CoStar Group, Inc. (“CoStar”), the Company’s parent, vesting one fifth on the Effective Date, one fifth on the six month anniversary of the Effective Date, one fifth on the second anniversary of the Effective Date, one fifth on the third anniversary of the Effective Date, and one fifth on the fourth anniversary of the Effective Date. The Options shall vest immediately in the event of a Change of Control of the Company. All determinations regarding the Options shall be made in accordance with the terms of CoStar’s 1998 Stock Incentive Plan. The exercise price for the Options shall be the Fair Market Value (as defined in CoStar’s 1998 Stock Incentive Plan) of the CoStar common stock on the Effective Date. In addition, the Supervisor shall recommend to the Board of Directors that Employee receive a pro rata option grant (or equivalent award of restricted stock) in 2005 based on Employee’s service to the Company in 2004. It is expected that such options (or restricted stock) would be granted in early 2005, at the time that the Board of Directors approves options (or restricted stock) for other officers of the Company.

     5. Benefits. Employee shall be entitled to accrue four (4) weeks of paid vacation time per year under the Company’s standard vacation policy. Employee shall be entitled to participate in, and receive benefits from any insurance, medical, disability, or pension plan of the Company for which Employee satisfies the criteria for eligibility, and to other perquisites which may be in effect at any time during the term hereof that are generally available to officers of the Company. In the determination of eligibility of benefits, the terms of the actual plan documents shall control.

     6. Expense reimbursement. The Company shall reimburse Employee for all categories of expenses incurred in carrying out his duties under this Agreement that are reasonable and necessary under the Company’s policies. Employee shall present to the Company from time to time an itemized account of expenses to be reimbursed pursuant to this Section 6 in any form generally required by the Company.

     7. Termination without cause.

          (a) By the Company. The Company may terminate this Agreement without cause (and regardless of the time periods and provisions in Section 2 hereof) upon thirty (30) days written notice prior to such termination. In such an event (other than a termination as provided for in Section 2), Employee shall, as severance and liquidated damages and in consideration of his execution of a complete and absolute release of the Company, its parent and its subsidiaries and their respective officers, affiliates, employees and directors from any and all claims, receive on a monthly basis, as if he had not been terminated, his Base Compensation for the greater of (x) the term remaining under this Agreement had he not been terminated or (y) nine months (for the avoidance of doubt, such nine month period shall commence upon the date of the notice set forth in the first sentence of this subsection 7(a)).

          (b) Termination after merger or acquisition. In the event of the merger of the Company or CoStar, or the acquisition, directly or indirectly, of all or substantially all of the Company’s or CoStar’s assets or a controlling interest in the voting shares of the Company or CoStar by an unaffiliated party (a “Change of Control”), Employee may elect to treat that event as a termination by the Company without cause unless the new party: (i) extends to him a reasonable offer to (A) be retained by the Company in a position of responsibility, authority and compensation comparable in material respects (including location) to the position of Employee immediately prior to the Change of Control, and (B) retain all rights accorded under this Agreement; and (ii) in fact retains Employee in such capacity for at least six (6) months after the Change of Control.

          (c) By Employee. Employee may without cause terminate this Agreement by giving ninety (90) days written notice during the Initial Term or any Renewal Term to the Company. In such event, at the sole discretion of the Company, Employee shall continue to render all services through the date of termination. Employee shall be paid the Base Compensation and earned commissions up to the date of termination, but shall not receive any salary, commissions or bonus payment thereafter.

     8. Termination for cause. The Company may terminate this Agreement (a) for cause at any time by notifying Employee in writing of such termination and the cause thereof or (b) in the event of Employee’s death or prolonged disability; provided, however, that the only grounds constituting “cause” shall be: (i) Employee’s gross negligence in the performance of his duties hereunder, nonperformance, poor performance or mis-performance of such duties, or refusal to abide by or comply with the directives of the Board of Directors of the Company, his superior officers, or the Company’s policies and procedures (including the provisions of Section 9) hereof which actions continue uncured for a period of at least five (5) days after receipt by Employee of written notice of the need to cure or cease or which recur thereafter; (ii) Employee’s dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; (iii) Employee’s violation of any covenant in this Agreement; (iv) Employee’s material violation of the Company’s Code of Conduct; (v) Employee’s indictment for, conviction of, or guilty or nolo contendere plea to, a felony; and (vi) Employee’s abuse of alcohol or drugs (legal or illegal), other than legal drugs taken under the directions of a physician, that, in the Company’s reasonable judgment, materially impairs Employee’s ability to perform his duties hereunder. In any such event, Employee will forfeit all unvested options and all claims to bonuses not yet awarded and paid, and will be paid salary and commission, excluding bonus, through the date of the termination.

     9. Confidentiality, Non-Compete and Non-Solicitation Agreement.

          (a) Confidential Information. Employee agrees that during the course of employment with the Company, Employee will learn, come into contact with and have access to various trade secrets and other confidential information (collectively, “Confidential Information”), which are the property of the Company. This Confidential Information relates both to the Company, its customers and its employees. Such Confidential Information includes, but is not limited to: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) marketing information, such as the identity of the Company’s customers, distributors and suppliers and their names and addresses, the names of representatives of the Company’s customers, distributors or suppliers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, specific customer needs and requirements, and leads and referrals to prospective customers; (iv) personnel information, such as the identity and number of the Company’s employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; and (v) research methods, methods of compiling real estate information, methods of creating the Company’s database, procedures, devices, machines, equipment, data processing programs, software, computer models, research projects, and other means used by the Company in the conduct of its business. Employee acknowledges and agrees that the Confidential Information is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

          (b) Non-Disclosure of Confidential Information. Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information. Employee agrees to treat all Confidential Information in a secret and confidential manner and agrees he will not, while employed by the Company and for so long thereafter that the pertinent information remains confidential, directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company: (i) disclose or divulge any Confidential Information to any person, entity, firm, or company, unless compelled by a valid subpoena; or (ii) reproduce, copy or use any Confidential Information in any manner other than to perform his or her employment for the Company. Employee agrees that, given the nature of the Company’s business and business plans there will never come a time when disclosure of the Confidential Information would not be seriously injurious to the Company.

          (c) Return of Material. Employee agrees to deliver to the Company, immediately upon termination from employment or at any time the Company so requests: (i) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business; (ii) lists of the Company’s customers or leads or referrals to prospective customers; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company which Employee may then possess or have under his control.

          (d) Non-Competition. Employee acknowledges and agrees that the Company is engaged in a highly competitive business and, by virtue of Employee’s position and responsibilities with the Company and Employee’s access to the Confidential Information, engaging in any business which is directly competitive with the business of the Company will cause it great and irreparable harm. Accordingly, Employee covenants and agrees that so long as Employee is employed by the Company and for a period of two (2) years after such employment is terminated, whether voluntarily or involuntarily, Employee will not, without the express written consent of the Chief Executive Officer of the Company, directly or indirectly, own, manage, operate or control, or be employed in an executive, management, sales, research, marketing, or customer service capacity (all areas for which

Employee had responsibility and/or involvement while employed by the Company), by any company or other business engaged in the provision of commercial real estate information or software or such other related business as the Company may become engaged during Employee’s employment by the Company. Consistent with the broad responsibilities of Employee on behalf of the Company and the geographic territory serviced by the Company, this restriction shall apply in the United States, the United Kingdom and any other country where the Company is operating at the time Employee leaves employment with the Company. Employee and the Company specifically agree that the companies restricted by this Agreement include but are not limited to: LoopNet, Inc.; Xceligent; Black’s Guide; Dorey Publishing; Commercial Search, Cityfeet, Octane Ventures, Officespace.com, Marshall & Swift, Yale Robbins, Estates Gazette and REIS; provided, however, that the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.

          (e) Non-Solicitation Of Customers. Employee acknowledges and agrees that solely by reason of employment by the Company, Employee will come into contact with some, most or all of the Company’s customers and prospective customers and will have access to Confidential Information regarding the Company’s customers as set forth above. Consequently, Employee covenants and agrees that in the event of separation from employment with the Company, whether such termination is voluntary or involuntary, Employee will not, for a period of two (2) years following such termination, directly or indirectly, solicit or initiate contact with any customer or prospective customer of the Company for the purpose of providing, selling or soliciting to sell products and services of the type offered by the Company for which Employee had responsibility or with respect to which Employee obtained Confidential Information. This restriction shall apply to any customer, former customer or prospective customer of the Company with whom Employee had contact or about whom Employee obtained confidential information or trade secrets during the last two (2) years of his employment with the Company. For the purposes of this Section 9, “contact” means interaction between Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company. A “prospective customer” shall mean a person that the Company or its employees has contacted regarding selling or licensing its services or products.

          (f) Non-Solicitation Of Employees. Employee acknowledges and agrees that solely as a result of employment with the Company, Employee will come into contact with and acquire Confidential Information regarding some, most or all of the Company’s employees. Accordingly, both during employment with the Company and for a period of two (2) years thereafter, Employee shall not, either on Employee’s own account or on behalf of any person, company, corporation, or other entity, solicit for employment any employee of the Company with whom Employee came into contact or about whom Employee obtained confidential information, or cause or endeavor to cause any such employee of the Company to leave employment with the Company.

          (g) Non-Solicitation of Potential Acquisition Candidates. Employee acknowledges and agrees that solely by reason of employment by the Company, Employee will learn, come into contact with and have access to Confidential Information regarding the Company’s plans for future business, including potential acquisitions or expansion. Consequently, Employee covenants and agrees that in the event of separation from employment with the Company, whether such termination is voluntary or involuntary, Employee will not, for a period of two (2) years following such termination, directly or indirectly and whether for himself or any person, business or entity other than the Company or its affiliates, solicit or initiate contact with any person, company or business who was known to Employee to be a prospective acquisition candidate or the subject of an acquisition analysis conducted by the Company, for the purpose of establishing any business combination with such potential acquisition candidate. Employee, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with any such prospective acquisition candidate upon being informed that the Company had called upon such candidate or made an acquisition analysis thereof.

          (h) Equitable Relief. Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Company and that any breach of Section 9 of this Agreement or any subparagraph hereof will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of any portion of this Section 9 by Employee, the Company and Employee agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to enforce the provisions of this Section 9.

          (i) Reasonableness of Covenants. Employee acknowledges and agrees that his training, experience and technical skills are of such breadth that they can be employed to Employee’s advantage in other areas which are not in direct competition with the business of the Company on the date of termination of Employee’s employment and consequently the foregoing obligations will not unreasonably impair Employee’s ability to engage in business activity after the termination of Employee’s employment. Employee further agrees that the covenants contained in this Section 9 are reasonable in scope, do not constitute a restraint of trade and are necessary for the protection of the Confidential and Information.

          (j) Independent Agreement; Definition of “Company”. All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Upon termination of this Agreement for any reason, the covenants specified in this Section 9 shall survive for the term specified herein. For purposes of this Section 9, the term “Company” shall mean CoStar Realty Information, Inc., its parent, and each of its parent’s direct and indirect subsidiaries, and each of these entities’ predecessors in interest and successors.

   10. Disclosure of Work Product.

          (a) Employee shall fully disclose to his Supervisor any idea, invention, discovery, development, design, technique, improvement, plan, work of authorship, computer software, data information, enhancement, or other work product, whether tangible or intangible, developed by Employee, solely or jointly with others, during Employee’s employment with the Company (1) made with the Company’s equipment, supplies, facilities, trade secrets, or time; (2) that relate, at the time of conception or reduction to practice to the Company’s business, or the Company’s actual or demonstrably anticipated research; or (3) result from any work performed by Employee for the Company (collectively the “Work Product”).

          (b) All Work Product shall be conclusively deemed to be conceived, made, developed, reduced to practice, prepared, or otherwise created within the scope of Employee’s employment and shall be the sole property of the Company. Employee hereby irrevocably assigns to the Company all right, title, and interest of whatever nature that Employee may have in the Work Product.

          (c) Employee shall, at the expense and on behalf of Employer, do all acts and things requested by Employer for Employer to obtain, establish, preserve, and protect Employer’s rights and interests in the Work Product, including, but not limited to, preparing and signing such applications, papers, instruments, and other documents as the Company may deem necessary for it, or its nominee, to obtain and maintain patents, copyrights, trade secrets, trademarks, and service markings within the United States or elsewhere or both. Employee’s obligations under this Section 10(c) of this Agreement shall be in effect at all times while Employee is employed by the Company and for three years after Employee’s termination of employment with the Company.

     11. Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be given by certified mail, return receipt requested, or by personal delivery (including by express courier) to the parties at the following addresses (or such other addresses as either may designate by notice in accordance with this section):

(a)	If to the Company:

Andrew C. Florance
Chief Executive Officer
2 Bethesda Metro Center
10th Floor
Bethesda, Maryland 20814
Telefax: 301-718-2444

with a copy to:

Carla J. Garrett
General Counsel
2 Bethesda Metro Center
10th Floor
Bethesda, Maryland 20814
Telefax: 301-664-9176

          (b) If to Employee, to the address set forth below Employee’s name on the signature page of this Agreement.

     12. Arbitration

          (a) When Arbitration is Required. In the event of any dispute, claim or controversy cognizable in a court of law between the Company and the Employee concerning any aspect of the employment relationship, including disputes upon termination, the parties agree to submit such dispute to final and binding arbitration before a single arbitrator pursuant to the provisions of the American Arbitration Association’s Employment Dispute Resolution Procedures. The parties acknowledge that this obligation to arbitrate disputes applies to claims for discrimination or harassment under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, Sections 1981 through 1988 of Title 42 of the United States Code, the Maryland Fair Employment Practices Act, as well as any other federal, state, or local law, ordinance, or regulation, or based on any public policy, contract, tort, or common law or any claim for costs, fees, or other expenses including attorney’s fees. All claims and defenses which could be raised before a government administrative agency or court must be raised in arbitration and the arbitrator shall apply the law accordingly. Employee and the Company further agree that this duty to arbitrate extends not only to disputes between Employee and the Company, but also to disputes between Employee and the Company’s affiliates and the Company’s and its affiliate’s respective officers, directors, employees and agents that arise out of Employee’s employment with the Company or the termination of that employment.

          Notwithstanding the foregoing, Employee and the Company recognize and acknowledge each party’s right to request injunctive relief under appropriate circumstances from any court of competent jurisdiction, including but not limited to injunctive relief for any violations of Sections 9 of this Agreement by Employee. The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the parties agree that any proceeding for injunctive relief and that any proceeding for any type of relief with respect to an alleged violation of Section 9 of this Agreement shall be brought in the Circuit Court of Montgomery County, Maryland, or in the United States District Court for the District of Maryland and the parties agree to the jurisdiction thereof.

          (b) Time for Demanding Arbitration. Any demand for arbitration shall be made in writing and served upon the other party to this Agreement. Such demand shall be served no later than the expiration of the applicable statute of limitation period under governing law for such dispute(s). Absent express written agreement of the parties, this time period shall not be extended by virtue of informal attempts to resolve the dispute.

          (c) Remedies. The arbitrator shall have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction or administrative tribunal.

          (d) Final and Binding Arbitration. The decision of the arbitrator shall be final and binding on the parties.

          (e) No Deletion, Addition or Modification. The arbitrator shall have no authority to add to, delete from, or modify in any way the provisions of this Agreement.

          (f) Costs of Arbitration. The costs of commencing the arbitration and the remainder of the arbitration fees will be paid by the Company.

          (g) Place of Arbitration. The arbitration hearing shall occur within Montgomery County in the State of Maryland.

          (h) Time to Consider or Revoke Agreement. Employee acknowledges that Employee’s acceptance of binding arbitration can be revoked any time within seven (7) days of his signing this Agreement, but such revocation must be submitted in writing and will result in his immediate termination and/or denial of consideration for employment. Employee further acknowledges that he has had at least 21 days to consider this Agreement and has decided to sign knowingly, voluntarily, and free from duress or coercion.

     13. Waiver of Jury Trial. Employee and the Company agree that if for any reason the arbitration provisions of this Agreement are declared unenforceable, they waive any right they may have to a jury trial with respect to any dispute or claim between them relating to any of the terms and conditions of this Agreement, Employee’s employment with or termination from employment with the Company, including, but not limited to, any of the claims enumerated in paragraph 12(a) of this Agreement, as well as claims arising or relating to any confidentiality agreement Employee may sign.

     14. Waiver of Breach. The waiver by either party of a breach of any provisions of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

     15. Governing Law, Interpretation. The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland. As used herein, the term “including” means “including without limitation,” whether or not such words of non-limitation are stated.

     16. Binding Effect. This Agreement shall be binding upon and share inure to the benefit of the Company and its respective successors and assigns but the rights and obligations of Employee are personal and may not be assigned or delegated without the Company’s prior written consent.

     17. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same Agreement.

     18. Entire Agreement Concerning Employment, Modification and Amendment. This Agreement constitutes the entire Agreement between the parties as to Employee’s employment and compensation therefor and supersedes and replaces any and all agreements, written or oral, as to such matters. This Agreement may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, amendment, extension, or discharge is sought, wherein specific reference is made to this Agreement

     19. Employability. Employee affirms he is not presently subject to a restrictive covenant or other prior agreement which would prohibit or restrict employment with the Company. If Employee learns or becomes aware or is advised that he is subject to an actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict employment by the Company, Employee shall immediately notify the Company of the same. Employee agrees that he shall not disclose to the Company, use for the Company’s benefit, or induce the Company to use any trade secret or confidential information he may possess belonging to any former employer or other third party.

     20. Severability. If any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

In witness whereof, Company and Employee have executed this Agreement, to be effective as of the last date set forth below.

Employee:	Company:

/s/ Christopher Tully	By:	/s/ Andrew C. Florance

Christopher Tully	Andrew C. Florance
20940 Lock Court	Chief Executive Officer and President
Potomac Falls, VA 20165
703-948-7582

Date: November 29, 2004	Date: November 29, 2004

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